NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr.

Phone:	781-393-4601

Fax:	781-393-4071

CENTURY BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Medford, MA, July 12, 2005—Century Bancorp Inc. (NASDAQ:CNBKA) (www.century-bank.com), the parent company of Century Bank and Trust Company, announced today that its Board of Directors has approved a stock repurchase program. Under the program, the Company is authorized to repurchase up to 300,000 or less than 9% of Century Bancorp Class A Common Stock outstanding. This vote supersedes the previous program voted by the Board of Directors on July 13, 2004, which also authorized the Company to repurchase up to 300,000 or less than 9% of Century Bancorp Class A Common Stock.

The stock buy back is authorized to take place from time-to-time, subject to prevailing market conditions. The purchases will be made on the open market and will be funded from available cash. As of today, there are 3.4 million shares of Century Bancorp Class A Common Stock outstanding.

Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-three full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.

Century Bank is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.